SUPPLEMENT TO PROSPECTUS

FILED DECEMBER 14, 1999

65,903 SHARES OF KEYSTONE PROPERTY TRUST

COMMON STOCK $0.001 PAR VALUE

REGISTRATION NO. 333-92741

      On November 14, 2003, Pioneer Properties Company of Syracuse assigned its entire partnership interest in Keystone Operating Partnership, L.P., such interest being equal to 43,496 Series D Convertible Preferred Units, or 65,903 common shares of the Company on an as-converted basis, to Michael J. Falcone, Michael J. Lazar, Dale L. Van Epps, William T. Bell, Richard D. Ahlquist, Jr., and Mimar Trust, Richard D. Ahlquist, Jr., Trustee.

      Because the selling shareholders may sell or otherwise transfer less than all of their securities pursuant to the above-referenced Prospectus and otherwise and because we are not obligated to exchange common or preferred units into common shares, we cannot estimate the number and percentage of common shares that may be held by each selling shareholder after his offering.

      The above-referenced Prospectus is hereby supplemented to update the table of selling security holders as follows:

Shares Owned

Before Offering(1)

				Registered
Name	Number		Percentage	Shares

Pioneer Properties Company of Syracuse	0		*	0
Michael J. Falcone	243,288	(9)	*	167,547
Michael J. Lazar	112,609	(9)	*	112,609
Dale L. Van Epps	12,868	(9)	*	12,868
William T. Bell	15,994	(9)	*	15,994
Richard D. Ahlquist, Jr.	15,994	(9)	*	15,994
Mimar Trust, Richard D. Ahlquist, Jr., Trustee	21,109	(9)	*	21,109

*	= Less than 1%

(1)	This does not assume conversion to common shares of all of our outstanding preferred shares, preferred common units and common units.

(9)	This assumes that all of the Series D convertible preferred units held by this selling security holder are converted into common shares on a 1:1.51515 basis as of December 2, 2003.

The date of this Prospectus Supplement is December 4, 2003